Exhibit 99.2

B&G Foods Announces Initial Results of Tender Offer and Consent Solicitation for its 7.625% Notes Due 2018

— Announces Redemption of Remaining Notes —

PARSIPPANY, N.J., June 4, 2013 — B&G Foods, Inc. (NYSE: BGS) announced today that it has received and accepted for purchase approximately $218,063,000  aggregate principal amount of its outstanding 7.625% senior notes due 2018 (CUSIP No. 05508RAD8) (the “Notes”) validly tendered by 5:00 p.m., New York City time, on June 3, 2013, which was the deadline for holders to submit tenders in order to receive the consent payment in connection with the tender offer.  B&G Foods has received consents from holders of approximately 87.75% of the Notes as of the consent payment deadline.

The consents are sufficient to effect the proposed amendments to the indenture and supplemental indentures governing the Notes as set forth in B&G Foods’ Offer to Purchase and Consent Solicitation Statement dated May 20, 2013 and the related Letter of Transmittal and Consent (the “Tender Offer Documents”), pursuant to which the tender offer and the consent solicitation are being made.  The proposed amendments eliminate substantially all of the restrictive covenants and certain default provisions contained in the indenture and supplemental indentures for the Notes.  B&G Foods has executed a third supplemental indenture effecting the proposed amendments to the indenture and supplemental indentures.  The third supplemental indenture is binding on the holders of Notes not purchased in the tender offer.  The tender offer will remain open until 11:59 p.m., New York City time, on June 17, 2013, and holders who tender their Notes prior to this time will receive $1,050.90 per $1,000 principal amount of Notes tendered.

B&G Foods is simultaneously announcing that it has irrevocably called for redemption on July 4, 2013 all Notes that remain outstanding after the expiration of the tender offer, at a redemption price equal to 100% of the principal amount of the Notes, plus an Applicable Premium (as defined in the first supplemental indenture relating to the Notes) as of, and accrued and unpaid interest to but excluding, the redemption date.  Notices of redemption are being mailed on behalf of B&G Foods by The Bank of New York Mellon, the trustee for the Notes, to the registered holders of such Notes.

Credit Suisse Securities (USA), LLC  is acting as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse at (212) 325-2476 (collect) or (800) 820-1653 (toll free). Requests for copies of the Tender Offer Documents may be directed to D. F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 859-8511 (toll free). Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer and the consent solicitation.

Neither B&G Foods, the Dealer Manager and Solicitation Agent, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of their Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell the Notes or any other securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2012 filed on February 26, 2013.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214